Exhibit 99.2

Speech by the Company’s chairman, president and Chief executive officer at the Company’s annual meeting of shareholders on April 21, 2004 disclosing information relating to the financial condition and results of operations for the fiscal quarter ended March 31, 2004

It is now my pleasure to report on earnings for the first quarter of 2004 ....

I’m pleased to announce that Imperial’s net earnings for the first quarter of this year were $509 million, or $1.40 a share – only slightly below last year’s record of $538 million in the first quarter.

Favourable market conditions that prevailed through most of 2003, including high international prices for crude oil and natural gas and strong manufacturing margins for petroleum and petrochemicals, continued through the first quarter. However, these positive factors were more than offset by the effects of a higher Canadian dollar. Because petroleum markets are based on U.S. dollar prices, a rising Canadian dollar results in lower revenues for Canadian companies.

In spite of the negative revenue impacts of a higher Canadian dollar, earnings for the first quarter were close to those of last year due to stronger operating performance. We achieved real improvement in the controllable parts of the business, such as production volumes, operating reliability and cost management, and made solid progress on major projects to provide future growth.